Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS AGREEMENT, is made and entered into by and between Virtual Radiologic Corporation (the “Corporation”) and Eduard Michel, M.D. (the “Executive”), and shall be effective (the “Effective Date”) as of this first day of July, 2006.

WITNESETH:

WHEREAS, the Corporation is in the business of providing radiologic services to health care providers and also of managing the provision of said services to health care providers by the Corporation’s affiliated medical practices, Virtual Radiologic Professionals, LLC, Virtual Radiologic Professionals of New York, P.A., Virtual Radiologic Professionals of California, P.A., Virtual Radiologic Professionals of Illinois, S.C., Virtual Radiologic Professionals of Texas, P.A., Virtual Radiologic Professionals of Michigan, P.C., and Virtual Radiologic Professionals of Minnesota, P.A (collectively “VRP”);

WHEREAS, Executive is engaged by Virtual Radiologic Professionals, PA, as an independent contractor physician pursuant to an Independent Physician Agreement (the “IPA”);

WHEREAS, Executive is a founder of the Corporation and has served as Treasurer of Virtual Radiologic Professionals, PLC, a successor by merger to Virtual Radiologic Consultants, LLC (herein “VRP”) the Corporation’s affiliated professional limited liability company, and has served on the Board of Directors of the Corporation;

WHEREAS, Executive has made and is expected to continue to make a significant contribution to the maintenance and growth of the Corporation resulting from his expertise in the fields of radiology and related technologies and his ability to manage the business of the Corporation including the recruitment, selection and management of physicians serving as independent contractors to the Corporation’s affiliated professional limited liability company;

WHEREAS, it is in the best interests of the Corporation to reinforce and encourage the attention and dedication of Executive to his assigned duties and to ensure the continued availability to the Corporation of the Executive, including in the event of a Change in Control;

WHEREAS, the Corporation desires to employ Executive in the capacity of Medical Director to oversee the provision of medical services by the Corporation and by VRP upon the terms and conditions provided herein; and

WHEREAS, Executive is agreeable to such employment.

THEREFORE, in consideration of the foregoing and of the promises, covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect for a period of three (3) years thereafter, unless extended by mutual agreement of the parties or earlier terminated as provided herein or in accordance with Section 4(e) in the event of a Change in Control. Notwithstanding the preceding sentence, this Agreement may be terminated for Cause pursuant to Sections 4(b), or 4(c) or following a Change in Control pursuant to Section 4(e), and shall terminate upon Executive’s death or Disability pursuant to Section 4(d).

2. Title: Capacity: Duties. Executive shall serve initially as Corporation’s Medical Director and shall have primary responsibility and authority to assure the quality of medical services provided by the Corporation and VRP. The Corporation shall cause Executive to be appointed to, and Executive shall serve as, Chair of VRP’s Quality Assurance Committee, and shall in that capacity carry out the duties necessarily associated therewith including candidate interviews, the establishment and implementation of quality assurance protocols, continuing education and remediation policies, and the creation and implementation of other necessary policies and procedures necessary to assure the quality of medical services provided by the Corporation and VRP. Executive shall be subject to the supervision of, shall report directly to, and shall have such authority and duties as may delegated to him from time to time by, the Corporation’s Chief Executive Officer. Executive agrees to serve in such capacities and to undertake the duties and responsibilities inherent in such position.

(a) Excepting time devoted by Executive to the provision of medical services pursuant to the IPA, Executive shall devote the remainder of his entire business time, attention and energies to the business and interests of the Corporation during the employment period. To the extent determined by the Chief Executive Officer of the Corporation, Executive may hold part time academic radiology appointments, if, and for such period(s), that the Chief Executive Officer determines that such appointments benefit the reputation and business of the Corporation. Furthermore, Executive may consult to, or hold a position on corporate boards of, various noncompeting companies. The Chief Executive Officer or the Board of Directors may limit such outside activities from time to time, however, to such combined time commitment as the Chief Executive Officer or the Board of Directors determines in his or its discretion will not materially interfere with Executive’s performance of his duties and responsibilities to the Corporation. The Executive will be entitled to the outside fees, compensation or other income related to such outside activities without any reduction in compensation from the Corporation.

(b) Executive shall abide by the rules, regulations, instructions, personnel practices and policies of the Corporation and any changes therein which may be adopted from time to time.

3. Compensation and Benefits.

(a) Salary. Executive shall receive an annual base salary of $120,000 (the “Base Salary”) during the initial year of this Agreement, payable in accordance with Corporation’s standard payroll practices. Corporation and Executive shall negotiate in good faith during the month preceding each of the first and second anniversaries of this Agreement the amount of Executive’s Base Salary for the then coming year, giving regard to the increases in the level of Executive’s required administrative duties under this Agreement.

(b) Bonus. Executive shall be eligible to receive an annual bonus (the “Bonus”) of up to 50% of Base Salary upon the achievement of defined goals. The Bonus goals shall be weighted one-half upon achievement of quality assurance levels and upon radiologist report turn around times and one-half on productivity and work list management. Corporation and Executive shall negotiate in good faith and agree upon the appropriate metrics to measure achievement of these goals within the first month following the Effective Date of this Agreement. Thereafter, Corporation and Executive shall negotiate annual Bonus goals and metrics in connection with their negotiation of Executive’s annual Base Salary as provided in subsection (a) of this Section 3.

(c) Benefits. Executive shall be entitled to participate in all benefit plans that the Corporation establishes and makes available to its executives, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate under such plans in accordance with their terms.

(d) Reimbursement of Expenses. Upon presentation by Executive of satisfactory documentation,

expense statements, vouchers and/or such other supporting information in accordance with standard Corporation policies, the Corporation shall reimburse Executive for all reasonable travel, entertainment, and other expenses incurred or paid by Executive, either prior to or after the effective date of this Agreement, in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, within fifteen (15) days of receipt of documentation thereof.

(e) Stock Options. Executive shall be entitled to receive a grant of stock options entitling Executive to purchase 25,000 shares of the Corporation’s common stock for a price reasonably related to fair market value on the date of grant, which options shall vest and become exercisable in three equal and successive increments, the first vesting on the anniversary of the date this agreement has been signed by all parties, and the remainder vesting successively upon the following anniversary dates. These stock options shall be evidenced and governed by a stock option agreement in the standard form previously approved by the Company’s Board of Directors.

(f) Vacation Pay. Executive shall be entitled to paid vacation for a reasonable number of days each year.

(g) Continuing Medical Education Time (CME). Executive shall be entitled to a reasonable number of paid dedicated CME absences over the course of each year, and the Corporation shall pay or reimburse Executive for reasonable expenses incurred with respect thereto; provided, however, that the Board of Directors shall retain authority and discretion to limit or restrict Executive’s absences for any year as it may deem necessary to assure that Executive is available to fulfill his duties and responsibilities to the Corporation.

(h) Professional Development Time (PDT). Executive may participate in a reasonable number of academic visitation tutorials, or hold a part time academic radiology appointment, if those visits or appointment can reasonably be considered to benefit the reputation and business of the Corporation, and the Corporation shall pay or reimburse Executive for reasonable expenses incurred with respect thereto; provided, however, that the Board of Directors shall retain authority and discretion to limit or restrict Executive’s absences or other time commitments for any year as it may deem necessary to assure that Executive is available to fulfill his duties and responsibilities to the Corporation.

(i) Professional Society and Association Memberships. The Corporation shall pay or reimburse Executive for Executive’s membership fees in professional societies and associations that can reasonably be expected to benefit the reputation and business of the Corporation.

4. Termination of Employment: Effect of Termination of Employment. This Agreement shall terminate upon any of the following occurrences, with the following effects:

(a) Automatic Termination. In the event Executive’s employment is terminated pursuant to this Section 4(a), the Corporation shall provide Executive with a severance benefit in an amount equal to twelve months of Executive’s most recent monthly Base Salary to be paid in substantially equal installments not less frequently than monthly over a period of 12 months or, if less, the period during which Executive is not in breach of the provisions of Sections 6, 7, 8 or 9. Additionally, all listed benefits in this Agreement, excluding bonuses and stock options, will also be provided by the Corporation to Executive for such period. For purposes of this Section 4(a), this Agreement shall automatically terminate upon any of the following events:

(1) The expiration of three years following the Effective Date of this Agreement; or

(2) The last date to which Executive’s employment has been extended by the written mutual agreement of the Corporation and Executive.

(b) By Corporation For Cause. This Agreement may be terminated at the election of the Corporation, for “Cause”, immediately upon written notice by the Corporation to Executive.

For purposes of this Section, “Cause” for such termination shall mean:

(1) Dishonesty of Executive with respect to the Corporation;

(2) Willful misfeasance or nonfeasance of duty intended to injure, or having the effect of injuring, the reputation, business or business relationships of the Corporation or its respective officers, directors or executives;

(3) Charge by a governmental entity against Executive of any crime involving moral turpitude which is demonstrably and materially injurious to the Corporation, or upon the filing of any civil action involving a charge of embezzlement, theft, fraud or other similar act which is demonstrably and materially injurious to the Corporation;

(4) Willful or prolonged absence from work by Executive (other than by reason of Disability due to physical or mental illness) or failure, neglect or refusal by Executive to perform his duties and responsibilities without the same being corrected upon ten (10) days prior written notice. Work performed temporarily from a remote location will not be considered absence from work; or

(5) Material breach by Executive of any of the covenants contained in this Agreement, specifically including but not limited to, the covenants contained in Sections 6, 7, 8 or 9 hereof.

(c) By Executive For Cause: This Agreement may be terminated at the election of the Executive for “Cause” immediately upon written notice by the Executive to the Corporation. In the event Executive chooses to terminate this Agreement pursuant to this Section 4(c), the Corporation shall provide Executive with a severance benefit in an amount equal to Executive’s then current annual Base Salary to be paid in substantially equal installments not less frequently than monthly over a period of 12 months or, if less, the period during which Executive is not in breach of the provisions of Sections 6, 7 or 8. Additionally, all listed benefits in this Agreement, excluding bonuses, will also be provided by the Corporation to Executive for such period. The Corporation shall also pay Executive all compensation accrued to Executive as of the date of termination of employment.

For purposes of this Section 4(c) “Cause” shall mean:

(1) Unless shares of the Corporation are then tradable on an exchange, the failure of the Corporation to maintain a buy-sell agreement to which Executive is a party;

(2) The bankruptcy or insolvency of the Corporation;

(3) The failure of the Corporation to pay compensation to Executive or to provide benefits to Executive as set forth in Section 3;

(4) The requirement by the Corporation that Executive be based anywhere other than the Corporation’s principal executive offices within 30 miles of the current location in Minnetonka, Minnesota, except for required travel on Corporation’s business to an extent substantially consistent with Executive’s business travel obligations, unless the Executive has consented in advance to such change of location;

(5) The assignment to Executive of any duties inconsistent with Executive’s duties, status or position, or a substantial alteration in the nature or status of Executive’s responsibilities; or

(6) The failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

(d) Disability or Death. This Agreement shall terminate immediately upon the death or Disability of Executive.

(1) Disability: For purposes of this Section, “Disability” shall mean the inability of Executive, due to a physical or mental impairment, for a period of 90 days, whether or not consecutive, during any 365 day period, to perform the services contemplated under this Agreement. A determination of Disability shall be made by an independent physician selected jointly by the Corporation and Executive. In the event Executive’s employment is terminated because of Disability pursuant to this Section, Corporation shall pay to Executive all compensation that would otherwise be payable to Executive up to the end of the month in which the termination of employment because of Disability occurs. All stock options vested by Executive shall be administered in accordance with the Stock Option Plan, provided that executive shall receive all stock options theretofore vested, together with a prorated amount of options through the end of the month in which the event of disability occurred, as if the options had vested on a monthly basis.

(2) Death: In the event this Agreement is terminated by Executive’s death, the Corporation shall pay to the estate of Executive the compensation which would otherwise be payable to Executive up to the end of the month in which the termination of this Agreement because of death occurs. Any failure by the Corporation to pay the compensation in full as required will result in interest accruing at the rate of one percent (1%) per two-week pay period. All stock options vested by Executive shall be administered in accordance with the Stock Option Plan. All stock options vested by Executive shall be administered in accordance with the Stock Option Plan, provided that executive shall receive all stock options theretofore vested, together with a prorated amount of options through the end of the month in which the event of death occurred, as if the options had vested on a monthly basis.

(e) Change in Control.

(1) For purposes of this Section, a Change in Control shall occur upon any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) first becoming after the Effective Date a “beneficial owner” (as defined in Rule 13d under the Exchange Act) (i) acquiring directly or indirectly, of securities of the Corporation representing 50.1% or more of the combined voting power of the Corporation’s then outstanding securities or (ii) obtaining the right to appoint a majority of the Board of Directors of the Corporation.

(2) Continuation of Executive Employment: Executive agrees that, subject to the provisions of this Section, in the event of a Change in Control of the Corporation occurring after the Effective Date, Executive will remain in the employ of the Corporation until the later of 24 months following the Effective Date or a period of 12 months from the date of such Change in Control unless there exists Cause as set forth in Section 4(c) or Good Reason as set forth in this Section.

(3) Termination by Corporation: The Corporation may terminate Executive’s employment immediately at any time following a Change in Control, however any such termination of employment prior to the later of 24 months following the Effective Date or a period of 12 months following the

Change in Control, shall be deemed for purposes of this Agreement to constitute a “Termination in Conjunction with the Change in Control” and Executive shall be entitled to the benefits set forth below.

(4) Termination by Executive for Good Reason: Executive shall be entitled to terminate his employment immediately in conjunction with a Change in Control for Good Reason. For purposes this Agreement, “Good Reason” shall mean, without Executive’s express written consent, any of the following:

a. The assignment to Executive of any duties inconsistent with Executive’s status or position with the Corporation, or a substantial alteration in the nature or status of Executive’s responsibilities from those in effect immediately prior to the Change in Control;

b. Any material reduction by the Corporation in Executive’s salary or the failure to pay Executive the compensation and benefits set forth in Section 3 in effect immediately prior to a Change in Control, and which failure has continued for a period of at least 30 days after a written notice of demand to the Board of Directors for substantial performance by Executive;

c. Requiring Executive to be based anywhere other than the Corporation’s principal executive offices within 20 miles of the current Minnetonka, MN location except for required travel on Corporation’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to the Change in Control;

d. A Change of Control arising from a transaction or series of transactions which are not authorized or approved by formal action of the Board of Directors.

(5) Compensation: If this Agreement is terminated by the Corporation in conjunction with a Change in Control as defined above, or by Executive for Good Reason defined above, then Executive shall be entitled to the following compensation:

a. All compensation set forth in Section 3 through the date of termination. Any failure buy the Corporation to pay the same in full and when it comes due, which failure has continued for a period of at least 30 days after a written notice of demand to the Board of directors for substantial performance by Executive, will result in interest accruing at the rate of one percent (1%) per two-week pay period.

b. In lieu of, and not in addition to, any other severance benefit which may otherwise be payable under this Agreement, a severance benefit in an amount equal to no less than twelve (12) months nor more than eighteen (18) months of Executive’s most recent Base Salary to be paid in substantially equal installments not less frequently than monthly over a period of 24 months or, if less, the period during which Executive is not in breach of the provisions of Sections 9, 10, 11 or 12. The Corporation shall be the initial deciding party with regard to the specific length of such Severance Period and shall notify Executive in writing within 90 days of termination of the length of such Severance Period.

c. Within 180 days of the termination, the Executive may elect to reduce the length of such Severance Period to a minimum of twelve (12) months by providing written notice of such election to the Corporation. For the duration of such Severance Period, the Corporation will provide to the Executive all listed benefits in this Agreement at no additional cost to (beyond that which would have been paid had there been no termination) Executive, excluding bonuses and paid vacation. All unvested stock options previously granted to Executive that have not already vested shall immediately vest. The Corporation also shall pay Executive all compensation accrued to Executive as of the date of termination of employment. Any failure by the Corporation to pay any of the foregoing benefits and compensation in full and when it comes due, which failure has continued for a period of at least 30 days after a written notice of demand to the Board of directors for substantial performance by Executive, will result in interest accruing at the rate of one percent (1%) per two-week pay period.

(6) Notice of Termination. Any purported termination of Executive’s employment by the Corporation or Executive due to a Change in Control shall be communicated by 30 day prior written notice of termination to the other party in accordance with Section 14, and shall indicate the specific termination provision in this Agreement relied upon and shall set forth the facts and circumstances claimed to provide a basis for termination of employment.

(7) Dispute of Termination. In the event that Executive terminates his employment claiming Good Reason, which claim is disputed by the Corporation, or the Corporation terminates Executive’s employment for Cause, which claim is disputed by Executive, Executive shall receive severance benefits at 50% of the specified rate until the dispute is resolved in court or arbitration or for 12 months, whichever comes first. If Executive ultimately prevails in such a dispute, the Corporation shall pay to Executive 12 months of full severance benefits, less any partial severance benefits already paid. If the Corporation prevails, the Corporation’s obligation to pay Executive severance benefits immediately shall cease, and Executive shall repay any severance benefits already paid. As a condition to receipt of the 50% severance benefit during such dispute, Executive shall agree to a lien on any shares held by Executive in the Corporation to secure the repayment obligation in the event that the Corporation prevails in such dispute. In either case, the duration of any of the applicable restrictive covenants set forth in Section 12 shall run from the original date of termination. The judge or arbitrator in any such dispute shall have the authority to award the prevailing party all reasonable legal fees, costs, and expenses incurred in contesting or defending (as the case may be) any termination of employment.

(8) No Requirement to Mitigate Payments. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the amount of any payment or benefit provided for in this Agreement shall not, subject to Section 10, be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise. Corporation shall cause VRP to maintain and not regress Executive’s tiered compensation pursuant to the IPA due to Executives performance of duties under this Agreement.

5. Confidential Information. In partial consideration for the benefits and other considerations accruing to Executive hereunder (including, but not limited to, any severance benefits potentially payable to Executive), Executive agrees that:

a. For purposes of this Agreement, “Confidential Information” means information proprietary to the Corporation and not generally known (including trade secret information) about the Corporation’s customers, products, services, personnel, pricing, sales strategy, technology, methods, processes, research, development, finances, systems, techniques, accounting, purchasing and plans. All information disclosed to Executive or to which he obtains access, whether originated by him or by others, during the period that Executive is an employee of the Corporation (such period being referred to as the “Employment Period”) (whether prior to execution of this Agreement or thereafter), shall be presumed to be Confidential Information if it is treated by the Corporation as being Confidential Information or if Executive has a reasonable basis to believe it to be Confidential Information.

b. Except as required in connection with Executive’s duties as an officer or employee of the Corporation, Executive shall not, either during the Employment Period, or at any time thereafter, use or disclose to any person any Confidential Information for any purpose.

c. Should this Agreement terminate for any reason, Executive shall inform the Corporation of the identity and location of any company to which Executive provides any services as an employee or independent Executive or in any other capacity for a period of two years after the termination of the Employment Period. Executive acknowledges that the purpose of this information is to allow the Corporation to inform such companies that Executive is in possession of Confidential Information of the Corporation. Executive further acknowledges that Executive’s failure to supply the information required by this provision may make Executive personally liable for any use of the Corporation’s Confidential Information by those companies.

6. Inventions. In partial consideration for the benefits and other considerations accruing to Executive hereunder (including, but not limited to, any severance benefits potentially payable to Executive:

a. Assignment of Inventions and Works Limitation of Assignment in Certain Cases. Executive acknowledges that he will exercise his inventive and creative abilities for the benefit of the Corporation.

(1) Executive therefore assigns and transfers to the Corporation Executive’s entire right, title and interest in and to all Inventions. Executive agrees that all such Inventions are the sole property of the Corporation. For purposes of this Agreement, “Inventions” shall include but not be limited to all ideas, improvements, designs and discoveries whether or not patentable and whether or not reduced to practice, made or conceived by Executive (whether made solely by Executive or jointly with others) which relate in any manner to the business, work or research and development of the Corporation or its subsidiaries, or result from and are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of the Corporation or any related entity. The foregoing definition does not however, include an Invention for which no equipment supplies, facility, or confidential information of the Corporation was used and that was developed entirely on Executive’s own time and (i) that does not directly relate to the Corporation’s business or research or development, or (ii) that does not result from any work performed by Executive for the Corporation.

(2) Executive agrees that all Works are the sole property of the Corporation, and shall, to the extent possible, be considered works made for hire for Corporation within the meaning of Title 17 of the United States Code; provided, however, that if Executive is domiciled in California or if any of the Work is created in California, then such Work shall not be a work made for hire. If for any reason any Work is not deemed to be a work made for hire, then Executive assigns and transfers to the Corporation Executive’s entire right, title and interest in and to such Work, and Executive further waives all of its rights under the United States Copyright Act and under any other country’s copyright law, including any rights provided in 17 U.S.C. §§ 106 and 106A, for any and all purposes for which such Work and any derivative works thereof may be used, and any rights of attribution and integrity or any other “moral rights of authors” with respect to such Work and any derivative works thereof and any uses thereof to the full extent now or hereafter permitted by the laws of the United States of America or the laws of any other country. For purposes of this Agreement, “Works” shall include but not be limited to all copyrightable works created by Executive (whether solely by Executive or jointly with others) during the Employment Period, or any time thereafter, which relate in any manner to the business, work or research and development of the Corporation or its subsidiaries, or result from and are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of the Corporation or its subsidiaries.

If any such assignment is invalid or ineffective for any reason, then Executive hereby grants Corporation a perpetual, royalty-free, non-exclusive, worldwide license to fully exploit any intellectual property or propriety rights in such Inventions and Works and any patents and copyrights (or other intellectual property or propriety registrations or applications) resulting therefrom.

b. Disclosure of Inventions, Works and Patents. Executive agrees that in connection with any Invention and Work:

(1) Executive will disclose such Invention promptly in writing to the President of the Corporation, of the Board of Directors of the Corporation, if the Executive is the President of the Corporation, in order to permit the Corporation to claim rights to which it may be entitled under this Agreement. Such disclosure shall be received in confidence by the Corporation.

(2) Executive will, at the Corporation’s request, promptly execute a written assignment of title to the Corporation for any Invention required to be assigned by this Article (“Assignable Invention”), and Executive will preserve any such Assignable Invention as confidential information of the Corporation.

(3) Executive will give to the relevant contact person at the Corporation a copy of such Work. Executive will, at the Corporation’s request, promptly execute a written assignment of title to the Corporation for any such Work.

(4) Upon request, Executive agrees to assist the Corporation or its nominee (at its expense) during and at any time subsequent to the Employment Period in every reasonable way to obtain for its own benefit patents and copyrights for such Assignable Inventions and such Works in any and all countries, which Inventions and Works shall be and remain the sole and exclusive property of the Corporation or its nominee whether or not patented or copyrighted. Executive agrees to execute such papers and perform such lawful acts as the Corporation deems to be necessary to allow it to exercise all right, title and interest in such patents and copyrights.

c. Execution of Documents. In connection with this Section 9, Executive further agrees to execute, acknowledge and deliver to the Corporation or its nominee upon request (at its expense) all such documents, including applications for patents and copyrights and assignments of inventions, patents and copyrights to be issued therefor, as the Corporation may determine necessary or desirable to apply for and obtain letters, patents and copyrights on such Assignable Inventions and such Works in any and all countries and/or to protect the interest of the Corporation or its nominee in such Inventions, such Works, patents and copyrights, and to vest title thereto in the Corporation or its nominee.

d. Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions and Works made or created by Executive (in the form of notes, sketches, drawings and as may be specified by the Corporation), which records shall be available to and remain the sole property of the Corporation at all times.

e. Prior Inventions. It is understood that all Inventions, if any, patented or unpatented, which Executive made prior to the Executive’s first day as an employee of or consultant or contractor to the Corporation (including in its predecessor form as a professional limited liability company) or any related entity (and which have not been otherwise assigned or transferred to the Corporation) are excluded from the scope of this Agreement. To preclude any possible uncertainty, Executive has set forth on Exhibit A attached hereto a complete list of all Executive’s prior Inventions, if any, including numbers of all patents and patent applications, and a brief description of all unpatented Inventions that are not the property of a previous employer or other person and which have not been otherwise assigned or transferred to the Corporation. Executive represents and covenants that the list is complete and that, if no items are on the list, Executive has no such prior Inventions. Executive agrees to notify the Corporation in writing before Executive makes any disclosure or performs any work on behalf of the Corporation which appears to threaten or conflict with proprietary rights Executive claims in any Invention or idea. In the event of

Executive’s failure to give such notice, Executive agrees that Executive will make no claim against the Corporation with respect to any such Inventions or ideas.

f. Trade Secrets and Intellectual Property of Others. Executive represents that Executive’s performance of all the terms of this Agreement does not and will not breach any noncompetition or nonsolicitation agreement, or any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to the Employment Period, and Executive will not disclose to the Corporation or induce the Corporation to use any confidential or proprietary information or material belonging to any previous employer or other person. Executive agrees not to enter into any agreement either written or oral in conflict herewith.

g. Noninfringement. Executive represents that the work product that Executive provides to the Corporation, including the Inventions and the Works, and Corporation’s use thereof in their indented manner: (a) do not and will not infringe or violate the copyright or trade secret rights of any other party; and (b) to the best of Executive’s knowledge, do not and will not infringe or violate the actual or prospective patent or trademark rights of any other party. If at any time during or after the Employment Period, Executive has reason to believe that the foregoing representation is no longer true, then Executive shall promptly inform Corporation of such belief and the reasons therefor.

h. Other Obligations. Executive acknowledges that the Corporation from time to time may have agreements with other persons or with the U.S. Government or governments of other countries, or agencies thereof, which impose obligations or restrictions on the Corporation regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Corporation thereunder.

7. Return of Corporation Property. Executive agrees that upon termination of the Employment Period, Executive shall deliver promptly to the Corporation all records, manuals, books, forms, documents, letters, memoranda, data, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, and copies thereof, that are the property of the Corporation, or that relate in any way to the business, products, services, personnel, customers, practices or techniques of the Corporation. Executive also shall promptly return all other property of the Corporation (such as, for example, computers, cellular telephones, pagers, credit cards and keys), whether or not containing Confidential Information, that are in Executive’s possession or under his control. Except Executive may retain a copy of all materials used in the normal course of fulfilling his duties and in his possession for the sole purpose of facilitating any disagreement resolution.

8. Non-Competition. In partial consideration for the benefits and other considerations accruing to Executive hereunder (including, but not limited to, any severance benefits potentially payable to Executive), Executive agrees that during the Employment Period and for a period of 24 months after the Employment Period ends, whether voluntarily or involuntarily, Executive will not directly or indirectly:

a. induce or attempt to induce any person who is employed by or otherwise engaged to perform services for the Corporation to cease working for the Corporation;

b. induce or attempt to induce any customer, client, vendor, or supplier of the Corporation to cease doing business with the Corporation; or

c. engage or participate, either individually or as an employee, contractor, consultant, principal, owner, partner, agent, trustee, officer, director or shareholder of a corporation, partnership or other business entity, in any business which competes with the Corporation or engages in any line of business which the Corporation has entered or internally announced an intention to enter prior to the end of the Employment Period, including, without limitation, the provision of radiology services through the Internet to Providers. Notwithstanding the foregoing, nothing in this Article shall be deemed to preclude Executive from holding less than 1% of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the securities of which are listed on any national securities exchange or quoted cm the National Association of Securities Dealers Automated Quotation System or traded on the over-the-counter market.

9. Survival of Provisions. Anything herein to the contrary notwithstanding, the provisions of Sections 7, 8, 9, 10 and 11, and any obligations of the Corporation to provide payments or benefits to Executive beyond the date that this Agreement is terminated, shall survive the termination of this Agreement.

10. Equitable Remedies. Executive acknowledges that the Corporation’s remedy at law for any breach or threatened breach of this Agreement will be inadequate. Therefore, the Corporation shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Corporation under this Agreement or applicable law.

11. Successors: Binding Agreement. This Agreement shall be binding upon the parties hereto, and upon their respective heirs, successors and assigns.

12. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Executive or in the case of the Corporation, to its principal office to the attention of each of the then directors of the Corporation with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharged is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other-party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. This agreement supersedes and replaces any prior employment agreement between the parties. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

14. Validity. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is invalid because it exceeds any maximum amount, geographical distance or duration which would be valid or enforceable under applicable law, such provision shall be construed in a manner to render it valid and enforceable to the maximum extent under applicable law.

IN WITNESS WHEREOF, the undersigned officer, on behalf of Virtual Radiologic Corporation, and the Executive have hereunto set their hands as of the date first above written.

CORPORATION:		EXECUTIVE:

Virtual Radiologic Corporation		Eduard Michel, M.D.

By	/s/ Sean Casey	/s/ Eduard Michel
Sean Casey, M.D.
Its	CEO